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As filed with the Securities and Exchange Commission on May 8, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATLANTIC POWER CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation or Organization)	4900 (Primary Standard Industrial Classification Code Number)	55-0886410 (I.R.S. Employer Identification Number)

200 Clarendon St., Floor 25
Boston, Massachusetts 02116
(617) 977-2400
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Barry E. Welch
President and Chief Executive Officer
Atlantic Power Corporation
200 Clarendon St., Floor 25
Boston, Massachusetts 02116
(617) 977-2400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Laura Hodges Taylor, Esq.
Yoel Kranz, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Tel: (617) 570-1000
Fax: (617) 523-1231

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of "larger accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Shares, no par value	$125,000,000	$14,325

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes the offering price of the common shares that may be purchased by the underwriter pursuant to its option to purchase additional common shares.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of such securities is not permitted.

Subject to Completion
Preliminary Prospectus dated May 8, 2012

PROSPECTUS

                        Shares

Common Shares

        We are offering                        common shares, no par value per share.

        Our common shares are listed on the New York Stock Exchange under the symbol "AT" and on the Toronto Stock Exchange under the symbol "ATP." On May 7, 2012, the last reported sale price of our common shares on the New York Stock Exchange and the Toronto Stock Exchange was $14.11 and C$14.00, respectively, per share.

        Investing in our common shares involves a high degree of risk. Before buying any shares you should carefully read the discussion of material risks of investing in our common shares under the heading "Risk factors" beginning on page 11 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

        The public offering price for common shares offered in the United States and elsewhere outside of Canada is payable in U.S. dollars, and the public offering price for common shares offered in each of the provinces and territories of Canada other than Québec is payable in Canadian dollars, except as may otherwise be agreed by the underwriters. The public offering price, underwriting discounts and commissions and proceeds, before expenses, to the Company are payable in the currency in which the common shares are sold. For a description of the compensation to be received by the underwriters, see the "Underwriting" section of this prospectus.

        The underwriters may also purchase up to an additional                        common shares from us at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus.

        The underwriters expect to deliver the common shares on or about                                    , 2012.

Book-Running Manager(s)

Co-Manager(s)

The date of this prospectus is                                    , 2012.

        You should rely only on information contained in this document or to which we have referred you. We have not, and our underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. This document may only be used where it is legal to sell these securities.

        As used in this prospectus, the terms "Atlantic Power," the "Company," "we," "our" and "us" refer to Atlantic Power Corporation, together with those entities owned or controlled by Atlantic Power Corporation, unless the context indicates otherwise. Unless otherwise noted, all references to "C$," "Cdn$" and "Canadian dollars" are to the lawful currency of Canada and all references to "$," "US$" and "U.S. dollars" are to the lawful currency of the United States. This prospectus includes our trademarks and other trade names identified herein. All other trademarks and trade names appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY

        The following summary may not contain all the information that may be important to you or that you should consider before deciding to purchase any common shares and is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading "Risk factors" in this prospectus, as well as the financial and other information included or incorporated by reference herein, before making an investment decision.

 Atlantic Power Corporation

        Atlantic Power Corporation owns and operates a diverse fleet of power generation and infrastructure assets in the United States and Canada. Our power generation projects sell electricity to utilities and large industrial customers under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices. Our power generation projects in operation have an aggregate gross electric generation capacity of approximately 3,397 megawatts (or "MW") in which our ownership interest is approximately 2,141 MW. Our current portfolio consists of interests in 31 operational power generation projects across 11 states in the United States and two provinces in Canada, and an 84-mile, 500 kilovolt electric transmission line located in California. We also have one 53 MW biomass project under construction in Georgia and one approximately 300 MW wind project under construction in Oklahoma. We also own a majority interest in Rollcast Energy, a biomass power project developer and a 14.3% common equity interest in Primary Energy Recycling Holdings LLC ("PERH"). Twenty-three of our projects are wholly-owned subsidiaries.

        The following map shows the location of our currently-owned projects, including joint venture interests, across the United States and Canada:

	Project Name	Location	Fuel Type	Total MW	Ownership Interest	Net MW
1	Auburndale	Auburndale FL	Natural Gas	155	100%	155
2	Badger Creek	Bakersfield CA	Natural Gas	46	50%	23
3	Cadillac	Cadillac MI	Biomass	40	100%	40
4	Calstock	Hearst ON	Biomass	35	100%	35
5	Canadian Hills	El Reno OK	Wind	298	99%	295
6	Chambers	Carney's Point NJ	Coal	263	40%	105
7	Curtis Palmer	Corinth NY	Hydro	60	100%	60
8	Delta Person	Albuquerque NM	Natural Gas	132	40%	53
9	Frederickson	Tacoma WA	Natural Gas	250	50%	125
10	Greeley	Greeley CO	Natural Gas	72	100%	72
11	Gregory	Corpus Cristi TX	Natural Gas	400	17%	68
12	Idaho Wind	Twin Falls ID	Wind	183	28%	50
13	Kapuskasing	Kapuskasing ON	Natural Gas	40	100%	40
14	Kenilworth	Kenilworth NJ	Natural Gas	30	100%	30
15	Koma Kulshan	Concrete WA	Hydro	13	50%	6
16	Lake	Umatilla FL	Natural Gas	121	100%	121
17	Mamquam	Squamish BC	Hydro	50	100%	50
18	Manchief	Brush CO	Natural Gas	300	100%	300
19	Moresby Lake	Moresby Island BC	Hydro	6	100%	6
20	Morris	Morris IL	Natural Gas	177	100%	177
21	Naval Station	San Diego CA	Natural Gas	47	100%	47
22	Naval Training Ctr	San Diego CA	Natural Gas	25	100%	25
23	Nipigon	Nipigon ON	Natural Gas	40	100%	40
24	North Bay	North Bay ON	Natural Gas	40	100%	40
25	North Island	San Diego CA	Natural Gas	40	100%	40
26	Orlando	Orlando FL	Natural Gas	129	50%	65
27	Oxnard	Oxnard CA	Natural Gas	49	100%	49
28	Pasco	Tampa FL	Natural Gas	121	100%	121
29	Path 15	California	Transmission	NA	100%	NA
30	PERH	Illinois	NA	NA	14%	NA
31	Piedmont	Barnsville GA	Biomass	53	98%	53
32	Rockland	American Falls ID	Wind	80	30%	24
33	Rollcast	Charlottesville NC	NA	NA	60%	NA
34	Selkirk	Bethlehem NY	Natural Gas	345	18%	64
35	Tunis	Tunis ON	Natural Gas	43	100%	43
36	Williams Lake	Williams Lake BC	Biomass	66	100%	66

        The following charts show, based on MW, the diversification of our portfolio by geography, reporting segment and fuel type:

        We sell the capacity and energy from our power generation projects under power purchase agreements ("PPA") with a variety of utilities and other parties. Under the PPAs, which have expiration dates ranging from 2012 to 2037, we receive payments for electric energy sold to our customers (known as energy payments), in addition to payments for electric generation capacity (known as capacity payments). We also sell steam from a number of our projects to industrial purchasers under steam sales agreements. The transmission system rights ("TSRs") associated with our power transmission project entitles us to payments indirectly from the utilities that make use of the transmission line.

        Our power generation projects generally have long-term fuel supply agreements, typically accompanied by fuel transportation arrangements. In most cases, the fuel supply and transportation arrangements correspond to the term of the relevant PPAs and many of the PPAs and steam sales agreements provide for the indexing or pass-through of fuel costs to our customers. In cases where there is no pass-through of fuel costs, we often attempt to mitigate the market price risk of changing commodity costs through the use of hedging strategies.

        We directly operate and maintain more than half of our power generation fleet. We also partner with recognized leaders in the independent power industry to operate and maintain our other projects, including Caithness Energy, LLC ("Caithness"), Colorado Energy Management ("CEM"), Power Plant Management Services ("PPMS"), Delta Power Services ("DPS") and the Western Area Power Administration ("Western"). Under these operation, maintenance and management agreements, the operator is typically responsible for operations, maintenance and repair services.

        Our common shares trade on the Toronto Stock Exchange ("TSX") under the symbol "ATP" and on the New York Stock Exchange ("NYSE") under the symbol "AT."

        Our registered office is located at 355 Burrard Street, Suite 1900, Vancouver, British Columbia, Canada V6C 2G8 and our headquarters is located at 200 Clarendon Street, Floor 25, Boston, Massachusetts, 02116 USA. Our telephone number in Boston is (617) 977-2400 and the address of our website is www.atlanticpower.com. We make available, free of charge, on our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Additionally, we make available on our website, our Canadian securities filings.

Our Competitive Strengths

        We believe we distinguish ourselves from other independent power producers through the following competitive strengths:

  •
  Diversified projects.  Our power generation projects have an aggregate gross electric generation capacity of approximately 3,397 MW, and our net ownership interest in these projects is approximately 2,141 MW. These projects are diversified by fuel type, electricity and steam customers, and project operators. The majority are located in the deregulated and more liquid electricity markets of California, the U.S. Mid-Atlantic and New York. We also have a power transmission project, known as the Path 15 project, that is regulated by the Federal Energy Regulatory Commission ("FERC"). Additionally, we have a 53.5 MW biomass project under construction in Georgia and an approximately 300 MW wind project under construction in Oklahoma.

  •
  Experienced management team.  Our management team has a depth of experience in commercial power operations and maintenance, project development, asset management, mergers and acquisitions, capital raising and financial controls. Our network of industry contacts and our reputation allow us to see proprietary acquisition opportunities on a regular basis.

  •
  Stability of project cash flow.  Many of our power generation projects currently in operation have been in operation for over ten years. Cash flows from each project are generally supported by PPAs with investment-grade utilities and other creditworthy counterparties. We believe that each project's combination of PPAs, fuel supply agreements and/or commodity hedges help stabilize operating margins.

  •
  Access to capital.  Our shares are publicly traded on the NYSE and the TSX. We have a history of successfully raising capital through public offerings of equity and debt securities in Canada and the U.S., issuing public convertible debentures in Canada and bonds in the United States. We have also issued securities by way of private placement in the U.S. and Canada. In addition, we have used non-recourse project-level financing as a source of capital. Project-level financing can be attractive as it typically has a lower cost than equity, is non-recourse to Atlantic Power and amortizes over the term of the project's power purchase agreement. Having significant experience in accessing all of these markets provides flexibility such that we can pursue transactions in the most cost-effective market at the time capital is needed.

  •
  Strong in-house operations team complemented by leading third-party operators.  We operate and maintain 17 of our power generation projects, which represent 44% of our portfolio's generating capacity, and the remaining 14 generation projects are operated by third-parties, who are recognized leaders in the independent power business. Affiliates of Caithness, CEM and PPMS operate projects representing approximately 19%, 14% and 8%, respectively, of the net electric generation capacity of our power generation projects. No other operator is responsible for the operation of projects representing more than 3% of the net electric generation capacity of our power generation projects.

  •
  Strong customer base.  Our customers are generally large utilities and other parties with investment-grade credit ratings. The largest customers of our power generation projects, including projects recorded under the equity method of accounting, are Public Service Company of Colorado ("PSCo"), Progress Energy Florida, Inc. ("PEF") and Ontario Electricity Financial Corp. ("OEFC"), which purchase approximately 17%, 15% and 9%, respectively, of the net electric generation capacity of our projects. No other electric customer purchases more than 6% of the net electric generation capacity of our power generation projects.

Our Objective and Business Strategy

        Our corporate strategy is to increase the value of the Company through accretive acquisitions in North American markets while generating stable, contracted cash flows from our existing assets to sustain our dividend payout to shareholders. In order to achieve these objectives, we intend to focus on enhancing the operating and financial performance of our current projects and pursuing additional accretive acquisitions primarily in the electric power industry in the United States and Canada.

Organic growth

        Since the time of our initial public offering on the TSX in late 2004, we have twice acquired the interest of another partner in one of our existing projects and will continue to look for additional such opportunities. We intend to enhance the operation and financial performance of our projects through:

  •
  achievement of improved operating efficiencies, output, reliability and operation and maintenance costs through the upgrade or enhancement of existing equipment or plant configurations;

  •
  optimization of commercial arrangements such as PPAs, fuel supply and transportation contracts, steam sales agreements, operations and maintenance agreements and hedge agreements; and

  •
  expansion of existing projects.

Extending PPAs following their expiration

        PPAs in our portfolio have expiration dates ranging from 2012 to 2037. In each case, we plan for expirations by evaluating various options in the market. New arrangements may involve responses to utility solicitations for capacity and energy, direct negotiations with the original purchasing utility for PPA extensions, "reverse" request for proposals by the projects to likely bilateral counterparty arrangements with creditworthy energy trading firms for tolling agreements, full service PPAs or the use of derivatives to lock in value. We do not assume that revenues or operating margins under existing PPAs will necessarily be sustained after PPA expirations, since most original PPAs included capacity payments related to return of and return on original capital invested, and counterparties or evolving regional electricity markets may or may not provide similar payments under new or extended PPAs.

Acquisition and investment strategy

        We believe that new electricity generation projects will continue to be required in the United States and Canada as a result of growth in electricity demand, transmission constraints and the retirement of older generation projects due to obsolescence or environmental concerns. In addition, Renewable Portfolio Standards in over 31 states as well as renewables initiatives in several provinces have greatly facilitated attractive PPAs and financial returns for significant renewable project opportunities. While we are not greenfield developers ourselves, we are teaming with experienced development companies to acquire pipelines of late stage development investment opportunities. There is also a very active secondary market for the purchase and sale of existing projects.

        We intend to expand our operations by making accretive acquisitions with a focus on power generation, transmission and related facilities in the United States and Canada. We may also invest in other forms of energy-related projects, utility projects and infrastructure projects, as well as make additional investments in development stage projects or companies where the prospects for creating long-term predictable cash flows are attractive. In 2010, we purchased a 60% interest in Rollcast Energy ("Rollcast"), a biomass developer out of North Carolina with a pipeline of development projects, in which we have the option but not the obligation to invest capital. We continue to assess development companies with strong late-stage development projects, and believe that there are opportunities in the market to enter into joint ventures with strong development teams.

        Our management has significant experience in the independent power industry and we believe that our experience, reputation and industry relationships will continue to provide us with enhanced access to future acquisition opportunities on a proprietary basis.

Asset Management

        Our asset management strategy is to ensure that our projects receive appropriate preventative and corrective maintenance and incur capital expenditures, if required, to provide for their safety, efficiency, availability and longevity. We also proactively look for opportunities to optimize power, fuel supply and other agreements to deliver strong and predictable financial performance. In conjunction with our acquisition of Capital Power Income L.P. (subsequently renamed Atlantic Power Limited Partnership on February 1, 2012) (the "Partnership"), the personnel that operated and maintained the assets of the Partnership became employees of Atlantic Power. The staff at each of the facilities has extensive experience in managing, operating and maintaining the assets. Personnel at Capital Power Corporation regional offices that provided support in operations management, environmental, health and safety, and human resources also joined Atlantic Power. In combination with the existing staff of Atlantic Power, we have a dedicated and experienced operations and commercial management organization that is well regarded in the energy industry.

        For operations and maintenance services at the 14 projects in our portfolio which we do not operate, we partner with recognized leaders in the independent power business. Most of our third-party operated projects are managed by Caithness, CEM, PPMS, DPS and, in the case of Path 15, Western, a U.S. Federal power agency. On a case-by-case basis, these third-party operators may provide: (i) day-to-day project-level management, such as operations and maintenance and asset management activities; (ii) partnership level management tasks, such as insurance renewals and annual budgets; and (iii) partnership level management, such as acting as limited partner. In some cases these project managers or the project partnerships may subcontract with other firms experienced in project operations, such as General Electric, to provide for day-to-day plant operations. In addition, employees of Atlantic Power with significant experience managing similar assets are involved in all significant decisions with the objective of proactively identifying value-creating opportunities such as contract renewals or restructurings, asset-level refinancings, add-on acquisitions, divestitures and participation at partnership meetings and calls.

        Caithness is one of the largest privately-held independent power producers in the United States. For over 25 years, Caithness has been actively engaged in the development, acquisition and management of independent power facilities for its own account as well as in venture arrangements with other entities. Caithness operates our Auburndale, Lake and Pasco projects and provides other asset management services for our Orlando, Selkirk and Badger Creek projects.

        Colorado Energy Management is an energy infrastructure management company specializing in operations and maintenance, asset management and construction management for independent power producers and investors. With over 25 years of experience in operations and maintenance management, CEM focuses on revenue growth through continuous operational improvement and advanced maintenance concepts. Clients of CEM include independent power producers, municipalities and plant developers. CEM operates our Manchief facility.

        Power Plant Management Services is a management services company focused on providing senior level energy industry expertise to the independent power market. Founded in 2006, PPMS provides management services to a large portfolio of solid fuel and gas-fired generating stations including our Selkirk and Chambers facilities. Previously, Cogentrix provided services to these facilities. Western owns and maintains the Path 15 transmission line. Western transmits and delivers hydroelectric power and related services within a 15-state region of the central and western United States. They are one of four power marketing administrations within the U.S. Department of Energy whose role is to market and transmit electricity from multi-use water projects. Western's transmission system carries electricity from 57 power plants. Together, these plants have an operating capacity of approximately 8,785 MW.

Recent Developments

Acquisition of Capital Power Income L.P.

        On November 5, 2011, we directly and indirectly acquired all of the issued and outstanding limited partnership units of the Partnership, in exchange for approximately Cdn$506.5 million in cash and 31.5 million of our common shares. The Partnership's portfolio consisted of 19 wholly-owned power generation assets located in both Canada and the United States, a 50.15% interest in a power generation asset in the state of Washington, and a 14.3% common ownership interest in PERH. At the acquisition date, the transaction increased the net generating capacity of our projects by 143% from 871 MW to approximately 2,116 MW. We did not purchase two of the Partnership's assets located in North Carolina. We remain headquartered in Boston, Massachusetts and added offices in Chicago, Illinois, Toronto, Ontario, Richmond and Vancouver, British Columbia. Additionally, the Capital Power Corporation employees that operated and maintained the Partnership's assets and most of those who provided management support of operations, accounting, finance, and human resources became employees of Atlantic Power.

Acquisition of Rockland Wind

        On December 28, 2011, we purchased a 30% interest for $12.5 million in the Rockland Wind Project ("Rockland"), an 80 MW wind farm near American Falls, Idaho, that began operations in early December 2011. The Rockland Wind Project sells power under a 25-year power purchase agreement with Idaho Power. Rockland is accounted for under the equity method of accounting.

Acquisition of Canadian Hills Wind Power Development Project

        On January 31, 2012, we acquired a 51% interest in Canadian Hills, a 300 MW wind power development project located near El Reno, Oklahoma, 20 miles west of Oklahoma City. On March 30, 2012, concurrent with the closing of a construction financing facility for Canadian Hills, we completed the acquisition of an additional 48% interest, bringing our total interest in the project to 99%. Canadian Hills was developed by Apex Wind Energy Holdings, LLC ("Apex"), which has retained a 1% interest in the project. The project, which is expected to deploy Mitsubishi 2.4 MW MWT102 and REpower 2.05 MW MM92 wind turbines, has long-term PPAs for 100% of its output with Southwestern Electric Power Company, Oklahoma Municipal Power Authority and Grand River Dam Authority. Apex earned a development fee and manages construction of the project, and, upon commencement of operations, currently expected in November 2012, we will oversee operations and be the asset manager.

        Upon commencement of commercial operations, Canadian Hills is expected to generate enough clean, renewable energy to power the equivalent of over 100,000 homes. The investment is expected to increase our average remaining PPA life from 8.3 years to 9.9 years and increase the wind segment of our net generating capacity from 3% to 15%, while reducing the gas segment from 77% to 68%.

        Construction and development costs for Canadian Hills are being initially funded with the proceeds of a $310 million non-recourse, project-level construction financing facility, which includes a $290 million construction loan and a $20 million five-year letter of credit facility. Construction under the terms of a fixed-price, balance of plant contract began in April 2012, with total cost for the project expected to be approximately $470 million. In connection with the closing of the construction financing facility, we committed to invest approximately $180 million in equity (net of financing costs) to cover the balance of the construction and development costs, expected to be drawn following disbursement of the construction loan. The construction loan is expected to be repaid with tax equity investments by institutional investors at the time the project commences commercial operations. We have received an approximately $360 million bridge facility commitment (the "Bridge Facility") from Morgan Stanley to provide flexibility in the timing of the tax equity investment and our own equity commitment in the project.

Concurrent Offering of Convertible Debentures

        Concurrently with this offering, we are offering Cdn$            in aggregate principal amount of        % Series C convertible unsecured subordinated debentures due                        . The debentures will be convertible into our common shares at the option of the holder at any time prior to the close of business on the earlier of                        and the business day immediately preceding the date specified by us for redemption of the debentures.

        The completion of this offering of common shares is not subject to the completion of the concurrent offering of convertible debentures and the completion of the concurrent offering of convertible debentures is not subject to the completion of this offering. See "Description of Concurrent Offering of Convertible Debentures."

The Offering

Issuer	Atlantic Power Corporation, a British Columbia corporation.
Common shares to be offered by us	shares.
Common shares to cover over-allotments	We have granted the underwriters an option to purchase up to additional common shares to cover over-allotments, if any.
Common shares to be outstanding after this offering	shares (or shares if the underwriters exercise their over-allotment option in full).
Risk factors	Prospective purchasers should carefully review and evaluate certain risk factors relating to an investment in the common shares. See "Risk factors."
United States and Canadian federal income tax considerations

You should consult your tax advisor with respect to the U.S. and Canadian federal income tax consequences of owning the common shares in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See "Certain United States federal income tax considerations" and "Certain Canadian federal income tax considerations."

Concurrent public offering of convertible debentures

Concurrently with this offering, we are also conducting a separate public offering of Cdn$            in aggregate principal amount of convertible unsecured subordinated debentures (plus up to an additional Cdn$            in aggregate principal amount of convertible debentures that we may issue and sell upon the exercise of the underwriter's option to purchase additional convertible debentures).

This offering is not conditioned upon the successful completion of the concurrent offering of convertible debentures and the concurrent offering of convertible debentures is not conditioned upon the successful completion of this offering. See "Description of Concurrent Offering of Convertible Debentures."

Use of proceeds

We expect to receive net proceeds from this offering of approximately $         million after deducting the underwriting discount and our estimated expenses (or approximately $         million if the underwriters exercise their over-allotment option to purchase additional shares in full). We intend to use the net proceeds from this offering, along with the net proceeds we receive from our concurrent offering of convertible debentures, to fund our equity commitment in Canadian Hills. Any remaining net proceeds will be used to fund additional growth opportunities and for general corporate purposes. See "Use of proceeds."

Listing	Our outstanding common shares are listed on the TSX under the symbol "ATP" and on the NYSE under the symbol "AT."

        The number of common shares to be outstanding after this offering is based upon 113,680,643 shares outstanding as of March 31, 2012. Unless otherwise stated, the number of common shares to be outstanding after this offering does not include:

  •
  478,000 unvested notional units granted under the terms of our Long Term Incentive Plan; and

  •
  13,252,000 shares issuable upon conversion, redemption, purchase for cancellation or maturity of our outstanding convertible debentures.

Summary Historical Consolidated Financial Data

        The following table presents summary consolidated financial information for Atlantic Power. The annual historical information as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 has been derived from the audited consolidated financial statements appearing in Atlantic Power's Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference into this prospectus. The annual historical information as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007 has been derived from historical financial statements not incorporated by reference into this prospectus. The historical information as of, and for the three-month periods ended March 31, 2012 and 2011 has been derived from the unaudited consolidated financial statements appearing in Atlantic Power's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, incorporated by reference into this prospectus. Data for all periods have been prepared under U.S. GAAP. You should read the following selected consolidated financial information together with Atlantic Power's consolidated financial statements and the notes thereto and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included as part of Atlantic Power's Annual Report on Form 10-K for the year ended December 31, 2011, as amended and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which is incorporated by reference into this prospectus. See "Where you can find more information" beginning on page 47 of this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
(in thousands of US dollars, except per share/ subordinated note data and as otherwise stated)	2011	2010	2009	2008	2007	2012(a)	2011(a)
Project revenue	$284,895	$195,256	$179,517	$173,812	$113,257	$167,610	$53,665
Project (loss) income	33,979	41,879	48,415	41,006	70,118	(24,650)	14,869
Net (loss) income attributable to Atlantic Power Corporation	(38,408)	(3,752)	(38,486)	48,101	(30,596)	(42,292)	6,136
Basic earnings (loss) per share	(0.50)	(0.06)	(0.63)	0.78	(0.50)	(0.37)	0.09
Basic earnings (loss) per share, C$(b)	(0.49)	(0.06)	(0.72)	0.84	(0.53)	(0.37)	0.09
Diluted earnings (loss) per share(c)	(0.50)	(0.06)	(0.63)	0.73	(0.50)	(0.37)	0.09
Diluted earnings (loss) per share, C$(b)(c)	(0.49)	(0.06)	(0.72)	0.78	(0.53)	(0.37)	0.09
Distribution per subordinated note(d)	—	—	0.51	0.60	0.59	—	—
Dividend declared per common share	1.11	1.06	0.46	0.40	0.40	0.29	0.27
Total assets	3,248,427	1,013,012	869,576	907,995	880,751	3,475,710	1,007,801
Total long-term liabilities	1,940,192	518,273	402,212	654,499	715,923	1,940,073	504,492

(a)
Unaudited.

(b)
The C$ amounts were converted using the average exchange rates for the applicable reporting periods.

(c)
Diluted earnings (loss) per share is computed including dilutive potential shares, which include those issuable upon conversion of convertible debentures and under our long term incentive plan. Because we reported a loss during the years ended December 31, 2011, 2010, 2009 and 2007, the effect of including potentially dilutive shares in the calculation during those periods is anti-dilutive. Please see the notes to our historical consolidated financial statements incorporated by reference into this prospectus for information relating to the number of shares used in calculating basic and diluted earnings per share for the periods presented.

(d)
At the time of our initial public offering, our publicly traded security was an income participating security, or an "IPS," each of which was comprised of one common share and C$5.767 principal amount of 11% subordinated notes due 2016. On November 27, 2009,we converted from the IPS structure to a traditional common share structure. In connection with the conversion, each IPS was exchanged for one new common share.

RISK FACTORS

        Investing in our common shares involves various risks, including those described below and those included in our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which is incorporated herein by reference. These risks are not the only ones faced by us. Additional risks not presently known or that we currently deem immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. The trading price of our common shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. Please refer to the section entitled "Cautionary statements regarding forward-looking statements" in this prospectus.

 Risks Relating to this Offering

We have not identified any specific use of the net proceeds of this offering in the event we do not use net proceeds to fund our equity commitment in Canadian Hills.

        This offering is not conditioned on our investment in Canadian Hills and there can be no assurance that Canadian Hills will commence commercial operations in a timely manner or at all. If we do not use the net proceeds of this offering to fund our equity commitment in Canadian Hills for any reason, our board of directors and management will have broad discretion over the use of the net proceeds we receive following this offering and might not apply the net proceeds in ways that increase the trading price of our common shares. Any funds received may be used by us for any corporate purpose, which may include pursuit of other business combinations, expansion of our operations, share repurchases or other uses. The failure of our management to use the net proceeds from this offering effectively could have an adverse effect on our business and may have an adverse effect on our earnings per share.

Our results of operations may differ significantly from the unaudited pro forma condensed combined consolidated statement of operations included in this prospectus.

        This prospectus includes an unaudited pro forma condensed combined consolidated statement of operations for the fiscal year ended December 31, 2011 to illustrate the effects of our acquisition of the Partnership on our historical financial position and operating results. The unaudited pro forma condensed combined consolidated statement of operations combines the historical consolidated statements of operations of Atlantic Power and the Partnership, giving effect to the acquisition as if it had occurred on January 1, 2011. This unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the results of operations that would have resulted had the acquisition been completed at the beginning of the period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Market conditions and other factors may affect the value of our common shares.

        The trading price of our common shares will depend on many factors, which may change from time to time, including:

  •
  conditions in the power generation markets and the energy markets generally;

  •
  interest rates;

  •
  the market for similar securities;

  •
  government action or regulation;

  •
  general economic conditions or conditions in the financial markets;

  •
  our past and future dividend practice; and

  •
  our financial condition, performance, creditworthiness and prospects.

        Accordingly, the common shares that an investor purchases, whether in this offering or in the secondary market, may trade at a price lower than that at which they were purchased.

The market price and trading volume of our common shares may be volatile.

        The market price of our common shares may be volatile, particularly given the current economic environment. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines significantly, you may be unable to resell your shares at or above the purchase price. The market price of our common shares may fluctuate or decline significantly in the future.

        Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

  •
  quarterly variations in our operating results or the quality of our assets;

  •
  changes in applicable regulations or government action;

  •
  operating results that vary from the expectations of management, securities analysts and investors;

  •
  changes in expectations as to our future financial performance;

  •
  announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

  •
  changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other companies in our industry;

  •
  the operating and securities price performance of other companies that investors believe are comparable to us;

  •
  changes in general market conditions, such as interest or foreign exchange rates, stock or commodity valuations, or volatility; and

  •
  actions by our current shareholders, including sales of our common shares by existing shareholders and/or directors and executive officers.

        Stock markets in general have experienced significant volatility over the past two years, and continue to experience significant price and volume volatility. As a result, the market price of our common shares may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or prospects. Increased volatility could result in a decline in the market price of our common shares.

Present and future offerings of debt or equity securities, ranking senior to our common shares, may adversely affect the market price of our common shares.

        If we decide to issue debt or equity securities ranking senior to our common shares in the future it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of holders of our common shares and may result in dilution to holders of our common shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common shares will bear the risk of our future offerings reducing the market price of our common shares and diluting the value of their share holdings in us.

The number of shares available for future sale could adversely affect the market price of our common shares.

        We cannot predict whether future issuances of our common shares or the availability of shares for resale in the open market will decrease the market price per common share. We may issue additional common shares, including securities that are convertible into or exchangeable for, or that represent the right to receive common shares. Sales of a substantial number of common shares in the public market or the perception that such sales might occur could materially adversely affect the market price of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common shares and diluting their share holdings in us.

        The exercise of the underwriters' option to purchase additional common shares, the exercise of any options granted to directors, executive officers and other employees under our stock compensation plans, and other issuances of our common shares could have an adverse effect on the market price of our common shares, and the existence of options may materially adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of our common shares may be dilutive to existing shareholders.

The redemption of our outstanding debentures for or repayment of principal by issuing common shares may cause common shareholders dilution.

        We may determine to redeem outstanding debentures for common shares or to repay outstanding principal amounts thereunder at maturity of the debentures by issuing additional common shares. The issuance of additional common shares may have a dilutive effect on shareholders and an adverse impact on the price of our common shares.

Provisions of our articles of continuance could discourage potential acquisition proposals and could deter or prevent a change in control.

        We are governed by the Business Corporations Act (British Columbia). Our articles of continuance contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of our company by means of a tender offer, a proxy contest or otherwise. These provisions may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire a substantial number of our common shares or to launch other takeover attempts that a shareholder might consider to be in his or her best interest. These provisions could limit the price that some investors might be willing to pay in the future for our common shares.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies, synergies, revenue enhancements, competitive positions, plans and objectives of management and growth opportunities of Atlantic Power Corporation, and with respect to the markets for Atlantic Power common shares and other matters. Statements in this prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as forward-looking statements for the purpose of the safe harbor provided by Section 27A of the Securities Act and Section 21E of the Exchange Act and forward-looking information within the meaning defined under applicable Canadian securities legislation (collectively, "forward-looking statements").

        These forward-looking statements relate to, among other things, the expected benefits of the Canadian Hills project, such as accretion, the ability to pay increased dividends, enhanced cash flow, growth potential, liquidity and access to capital, market profile and financial strength, the position of the combined company and the expected timing of the commencement of commercial operations (if at all).

        Forward-looking statements can generally be identified by the use of words such as "should," "intend," "may," "expect," "believe," "anticipate," "estimate," "continue," "plan," "project," "will," "could," "would," "target," "potential" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the items outlined above. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things:

  •
  the amount of distributions expected to be received from our projects and our estimated net cash tax refunds;

  •
  the expected use of proceeds from this offering and our concurrent offering of convertible debentures;

  •
  the impact of legislative, regulatory, competitive and technological changes; and

  •
  other risk factors relating to us and the power industry, as detailed from time to time in our filings with the SEC and the Canadian Securities Administrators.

        You are cautioned that any forward-looking statement speaks only as of the date of this prospectus or, if such statement is included in a document incorporated by reference into this prospectus, as of the date of such other document. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

 EXCHANGE RATE INFORMATION

        The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar, expressed in Canadian dollars, the average of such exchange rates on the last day of each month during such period and the exchange rate at the end of such period, based on the noon buying rate as quoted by the Bank of Canada. On May 7, 2012, the noon buying rate was $1.00 = C$0.9935.

	Three Months Ended March 31,				Twelve Months Ended December 31,
	2012		2011		2011		2010		2009		2008		2007
High	C$	1.0272	C$	1.0022	C$	1.0604	C$	1.0778	C$	1.3000	C$	1.2969	C$	1.1853
Low	C$	0.9849	C$	0.9686	C$	0.9449	C$	0.9946	C$	1.0292	C$	0.9719	C$	0.9170
Average	C$	1.0011	C$	0.9855	C$	0.9891	C$	1.0299	C$	1.1420	C$	1.0660	C$	1.0748
Period End	C$	0.9991	C$	0.9718	C$	1.0170	C$	0.9946	C$	1.0466	C$	1.2246	C$	0.9881

Source: Bank of Canada

USE OF PROCEEDS

        We expect to receive net proceeds from this offering of approximately $             million after deducting the underwriting discount and our estimated expenses (or approximately $             million if the underwriters exercise their over-allotment option to purchase additional shares in full), assuming the sale of                        common shares at a public offering price of $            per share (the last reported sale price of our common shares on the NYSE on                        , 2012). We intend to use the net proceeds from this offering, along with the net proceeds we receive from our concurrent offering of convertible debentures, to:

  (i)
  fund our equity commitment in Canadian Hills; and

  (ii)
  to the extent that any proceeds remain thereafter, to fund additional growth opportunities and for general corporate purposes.

        This offering is not conditioned upon the successful completion of the concurrent offering of convertible debentures and the concurrent offering of convertible debentures is not conditioned upon the successful completion of this offering. We expect to receive net proceeds from the concurrent offering of convertible debentures of approximately Cdn$             million after deducting the underwriting discounts and our estimated expenses of the concurrent offering of convertible debentures (or approximately Cdn$             million if the underwriters exercise in full their option to purchase additional debentures).

        If the concurrent offering of convertible debentures is not successfully completed, we intend to use the net proceeds from this offering to fund our equity investment in Canadian Hills and to borrow from our existing revolving credit facility and/or draw on the $360 million bridge facility commitment that we have received from Morgan Stanley to fund any deficiency.

        This offering is not conditioned on our investment in Canadian Hills and there can be no assurance that Canadian Hills will commence commercial operations in a timely manner or at all.

 DIVIDENDS AND DIVIDEND POLICY

        On November 24, 2009, our shareholders approved our conversion to a common share structure. Subsequent to the conversion, we have continued to maintain our business strategy and our current distribution levels. Each IPS has been exchanged for one new common share. Our entire current monthly cash distribution of C$0.0958 per common share is being paid as a dividend on the new common shares on the last business day of each month for holders of record on the last business day of the immediately preceding month. Future dividends are paid at the discretion of our board of directors subject to, among other things, our earnings and cash flow and are not guaranteed. The primary risk that impacts our ability to continue paying cash dividends at the current rate is the operating performance of our projects and their ability to distribute cash to us after satisfying project-level obligations.

        Dividends declared per common share (or distributions per IPS) for each of the monthly periods shown below were as follows (C$):

Month	2012	2011	2010	2009
	Amount
January	$0.0958	$0.0912	$0.0912	$0.0912
February	0.0958	0.0912	0.0912	0.0912
March	0.0958	0.0912	0.0912	0.0912
April	0.0958	0.0912	0.0912	0.0912
May	—	0.0912	0.0912	0.0912
June	—	0.0912	0.0912	0.0912
July	—	0.0912	0.0912	0.0912
August	—	0.0912	0.0912	0.0912
September	—	0.0912	0.0912	0.0912
October	—	0.0912	0.0912	0.0912
November	—	0.0958	0.0912	0.0912
December	—	0.0958	0.0912	0.0912

MARKET PRICE OF THE COMMON SHARES

        The IPSs were listed and posted for trading on the TSX under the symbol "ATP.UN" from the time of our initial public offering in November 2004 through November 30, 2009. Following the closing of the exchange of IPSs for common shares, our new common shares commenced trading on the TSX on December 2, 2009 under the symbol "ATP." The following table sets forth the price ranges of the outstanding IPSs and common shares, as applicable, as reported by the TSX for the periods indicated:

	High (C$)	Low (C$)
2009
First Quarter	$9.28	$6.34
Second Quarter	9.45	7.71
Third Quarter	9.49	8.55
Fourth Quarter	11.90	9.08
2010
First Quarter	13.85	11.50
Second Quarter	12.90	11.20
Third Quarter	14.47	12.11
Fourth Quarter	15.18	13.31
2011
First Quarter	15.50	14.41
Second Quarter	15.72	13.82
Third Quarter	15.46	12.92
Fourth Quarter	14.94	13.09
2012
First Quarter	15.11	13.60
Second Quarter (until May 7, 2012)	14.27	13.47

        Our common shares began trading on the NYSE under the symbol "AT" on July 23, 2010. The following table sets forth the price ranges of our outstanding common shares, as reported by the NYSE from the date on which our common shares were listed for the periods indicated:

	High ($)	Low ($)
2010
Third Quarter (beginning July 23, 2010)	$14.00	$12.10
Fourth Quarter	14.98	13.26
2011
First Quarter	15.75	14.72
Second Quarter	16.18	14.33
Third Quarter	16.34	13.12
Fourth Quarter	14.55	12.52
2012
First Quarter	15.22	13.57
Second Quarter (until May 7, 2012)	14.49	13.42

        On May 2, 2012, there were 113,680,643 of our common shares issued and outstanding, and the number of holders of our common shares was approximately 84,700.

 CAPITALIZATION

        The following table shows our cash and cash equivalents, and capitalization, as of March 31, 2012:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to the sale of our common shares in this offering, at an assumed offering price of $            per share, the last reported sale price of our common shares on the NYSE on                        , 2012, after deducting underwriting discounts and estimated transaction expenses payable by us, and application of the net proceeds therefrom as described under "Use of proceeds"; and

  •
  on an as further adjusted basis to give effect to the concurrent offering and sale of Cdn$            of our         % Series C convertible unsecured subordinated debentures due                        , after deducting underwriting discounts and estimated transaction expenses payable by us, and application of the net proceeds therefrom as described under "Use of proceeds".

        The completion of this offering of common shares is not subject to the completion of the concurrent offering of convertible debentures and the completion of the concurrent offering of convertible debentures is not subject to the completion of this offering.

        You should read this table in conjunction with the section entitled "Use of proceeds" included elsewhere in this prospectus, in addition to our consolidated financial statements and related notes incorporated by reference herein.

	As of March 31, 2012
	Actual	As adjusted	As further adjusted
	(unaudited) (in thousands)
Cash and cash equivalents:	$106,609

Debt:
Convertible debentures due 2014	$44,966
Convertible debentures due 2017	67,602
Convertible debentures due 2017	80,701
Convertible debentures due(1)	—	—
Senior unsecured notes	460,000
Corporate level debt	625,526
Revolving credit facility	72,800
Current portion of project-level debt	246,520
Project-level debt	279,159

Total debt:	1,877,274

Shareholders' equity:
Common shares, no par value per share, unlimited authorized shares, 113,680,643 shares issued and outstanding, actual; shares issued and outstanding, as adjusted; shares issued and outstanding, as further adjusted(2)	1,217,893
Preferred shares issued by a subsidiary company	221,304
Accumulated other comprehensive loss	12,216
Retained deficit	(359,743)

Total shareholder's equity	1,055,670

Total capitalization	$2,932,944

(1)
Assumes completion of an offering of Cdn$             million of convertible debentures. If the concurrent offering of convertible debentures is not successfully completed, we intend to use the net proceeds from this offering to partially fund our equity investment in Canadian Hills and to borrow from our existing revolving credit facility and/or draw on the $360 million Bridge Facility from Morgan Stanley to fund any deficiency. See "Use of proceeds."

(2)
Excludes (i) 13,252,000 shares issuable upon conversion, redemption, purchase for cancellation or maturity of our outstanding convertible debentures, (ii) any shares issuable upon exercise of the underwriters' option to purchase additional common shares in this offering, and (iii) 478,000 unvested notional units granted under the terms of our Long Term Incentive Plan.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following table presents summary consolidated financial information for Atlantic Power. The annual historical information as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 has been derived from the audited consolidated financial statements appearing in Atlantic Power's Annual Report on Form 10-K for the year ended December 31, 2011, as amended, incorporated by reference into this prospectus. The annual historical information as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007 has been derived from historical financial statements not incorporated by reference into this prospectus. The historical information as of, and for the three-month periods ended March 31, 2012 and 2011 has been derived from the unaudited consolidated financial statements appearing in Atlantic Power's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, incorporated by reference into this prospectus. Data for all periods have been prepared under U.S. GAAP. You should read the following selected consolidated financial information together with Atlantic Power's consolidated financial statements and the notes thereto and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included as part of Atlantic Power's Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which is incorporated by reference into this prospectus. See "Where you can find more information" beginning on page 47 of this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
(in thousands of US dollars, except per share/subordinated note data and as otherwise stated)
	2011	2010	2009	2008	2007	2012(a)	2011(a)
Project revenue	$284,895	$195,256	$179,517	$173,812	$113,257	$167,610	$53,665
Project (loss) income	33,979	41,879	48,415	41,006	70,118	(24,650)	14,869
Net (loss) income attributable to Atlantic Power Corporation	(38,408)	(3,752)	(38,486)	48,101	(30,596)	(42,292)	6,136
Basic earnings (loss) per share	(0.50)	(0.06)	(0.63)	0.78	(0.50)	(0.37)	0.09
Basic earnings (loss) per share, C$(b)	(0.49)	(0.06)	(0.72)	0.84	(0.53)	(0.37)	0.09
Diluted earnings (loss) per share(c)	(0.50)	(0.06)	(0.63)	0.73	(0.50)	(0.37)	0.09
Diluted earnings (loss) per share, C$(b)(c)	(0.49)	(0.06)	(0.72)	0.78	(0.53)	(0.37)	0.09
Distribution per subordinated note(d)	—	—	0.51	0.60	0.59	—	—
Dividend declared per common share	1.11	1.06	0.46	0.40	0.40	0.29	0.27
Total assets	3,248,427	1,013,012	869,576	907,995	880,751	3,475,710	1,007,801
Total long-term liabilities	1,940,192	518,273	402,212	654,499	715,923	1,940,073	504,492

(a)
Unaudited.

(b)
The C$ amounts were converted using the average exchange rates for the applicable reporting periods.

(c)
Diluted earnings (loss) per share is computed including dilutive potential shares, which include those issuable upon conversion of convertible debentures and under our long term incentive plan. Because we reported a loss during the years ended December 31, 2011, 2010, 2009 and 2007, the effect of including potentially dilutive shares in the calculation during those periods is anti-dilutive. Please see the notes to our historical consolidated financial statements incorporated by reference into this prospectus for information relating to the number of shares used in calculating basic and diluted earnings per share for the periods presented.

(d)
At the time of our initial public offering, our publicly traded security was an IPS each of which was comprised of one common share and C$5.767 principal amount of 11% subordinated notes due 2016. On November 27, 2009, we converted from the IPS structure to a traditional common share structure. In connection with the conversion, each IPS was exchanged for one new common share.

 UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS

        On November 5, 2011, we completed the direct and indirect acquisition of all the outstanding limited partnership interests of the Partnership pursuant to the Plan of Arrangement. The following unaudited pro forma condensed combined consolidated statement of operations (which we refer to as the pro forma statement of operations) combines the historical consolidated statements of operations of Atlantic Power and the Partnership to illustrate the effect of the Plan of Arrangement. An unaudited pro forma condensed combined consolidated balance sheet is not presented herein as the Plan of Arrangement was effected prior to, and is reflected in, the audited consolidated balance sheet of Atlantic Power.

        The pro forma statement of operations should be read in conjunction with:

  •
  audited consolidated financial statements of Atlantic Power for the year ended December 31, 2011 and the notes relating thereto included in Atlantic Power's Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference herein; and

  •
  audited consolidated financial statements of the Partnership for the year ended December 31, 2010 and the notes relating thereto, and the unaudited consolidated financial statements of the Partnership for the nine months ended September 30, 2011 and the notes relating thereto, each included as exhibits to Atlantic Power's Form 8-K/A filed with the SEC on December 20, 2011 and included by reference herein.

        The pro forma statement of operations is based on (i) the audited consolidated statement of operations of Atlantic Power for the year ended December 31, 2011 and the notes relating thereto, and (ii) the unaudited consolidated statement of operations of the Partnership for the period from January 1, 2011 to November 5, 2011. The historical consolidated statements of operations have been adjusted in the pro forma statement of operations to give effect to pro forma events that are (1) directly attributable to the Plan of Arrangement, (2) factually supportable and (3) expected to have a continuing impact on the combined results. The pro forma statement of operations for the year ended December 31, 2011 gives effect to the Plan of Arrangement as if it occurred on January 1, 2011.

        As described in the accompanying notes, the pro forma statement of operations has been prepared using the acquisition method of accounting under existing United States generally accepted accounting principles, or GAAP, and the regulations of the SEC. Atlantic Power has been treated as the acquirer in the transaction for accounting purposes. Accordingly, the pro forma financial information is preliminary and has been made solely for the purpose of providing this unaudited pro forma condensed combined consolidated statement of operation. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the pro forma financial information presented and the combined company's future results of operations and financial position.

        The pro forma statement of operations has been presented for informational purposes only and is not necessarily indicative of what the combined company's results of operations and financial position would have been had the transaction been completed on the dates indicated. In addition, the pro forma statement of operations does not purport to project the future results of operations or financial position of the combined company.

ATLANTIC POWER CORPORATION AND ATLANTIC POWER LIMITED PARTNERSHIP
UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2011
(in thousands, except per share data)

	Atlantic Power Historical (unaudited) (a)	Partnership Historical (unaudited) (a),(b),(1)	Pro Forma Adjustments (c)		Pro Forma Combined
Project revenue:	$284,895	$409,267	$—		$694,162
Project expenses:
Fuel	93,993	170,704	—		264,697
Project operations and maintenance	56,832	73,406	—		130,238
Depreciation and amortization	63,638	73,236	26,875	(d)	163,750

	214,463	317,346	26,875		558,684
Project other income (expenses):
Change in fair value of derivative instruments	(22,776)	1,043	—		(21,733)
Equity in earnings of unconsolidated affiliates	6,356	—	—		6,356
Interest expense, net	(20,053)	—	—		(20,053)
Other expense, net	20	—	—		20

	(36,453)	1,043	—		(35,410)

Project income	33,979	92,965	(26,875)		100,068
Administrative and other expenses (income):
Administration	38,108	45,375	—		83,483
Interest expense, net	25,998	34,668	37,145	(e)	97,811
Other expense, net	—	—	—		—
Foreign exchange gain	13,838	10,077	—		23,915

	77,944	90,121	37,145		205,210

Income (loss) from operations before income taxes	(43,965)	2,844	(64,020)		(105,141)
Income tax expense	(8,324)	(2,669)	(24,328	)(f)	(35,321)

Net income (loss)	(35,641)	5,513	(39,693)		(69,821)
Net (loss) income attributable to noncontrolling interest	2,767	10,770	—		13,537

Net income (loss) attributable to Atlantic Power Corporation	$(38,408)	$(5,527)	$(39,693)		$(83,358)

EPS—Basic					$(0.73)
EPS—Diluted					$(0.73)
Basic—Shares					113,526
Diluted—Shares					113,526

(1)
The Partnership historical results are recorded in Canadian dollars and are in accordance with IFRS. See Note 5(b) and (c) for an explanation of the conversion to U.S. dollars and U.S. GAAP.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations, which are an integral part of this statement.

ATLANTIC POWER CORPORATION AND ATLANTIC POWER LIMITED PARTNERSHIP
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS

Note 1. Description of the Transaction

        On November 5, 2011, we completed the direct and indirect acquisition of all of the outstanding limited partnership units of Capital Power Income L.P. (renamed Atlantic Power Limited Partnership on February 1, 2012, the "Partnership") pursuant to the terms and conditions of an Arrangement Agreement, dated June 20, 2011, as amended by Amendment No. 1, dated July 15, 2011 (the "Arrangement Agreement"), by and among us, the Partnership, CPI Income Services, Ltd., the general partner of the Partnership and CPI Investments Inc., a unitholder of the Partnership that was then owned by EPCOR Utilities Inc. and Capital Power Corporation. The transactions contemplated by the Arrangement Agreement were effected through a court-approved plan of arrangement under the Canada Business Corporations Act (the "Plan of Arrangement"). The Plan of Arrangement was approved by the unitholders of the Partnership, and the issuance of our common shares to the Partnership unitholders pursuant to the Plan of Arrangement was approved by our shareholders, at respective special meetings held on November 1, 2011. A Final Order approving the Plan of Arrangement was granted by the Court of Queen's Bench of Alberta on November 1, 2011.

        Under the terms of the Plan of Arrangement, the Partnership unitholders were permitted to exchange each of their Partnership units for, at their election, Cdn$19.40 in cash or 1.3 of our common shares. All cash elections were subject to proration if total cash elections exceed approximately Cdn$506.5 million and all share elections were subject to proration if total share elections exceed approximately 31.5 million of our common shares.

        Pursuant to the Plan of Arrangement, the Partnership sold its Roxboro and Southport facilities located in North Carolina to an affiliate of Capital Power Corporation, for approximately Cdn$121.4 million which equated to approximately Cdn$2.15 per unit of the Partnership. In addition, in connection with the Plan of Arrangement, the management agreements between certain subsidiaries of Capital Power Corporation and the Partnership and certain subsidiaries of the Partnership were terminated (or assigned to us) in consideration of a payment of Cdn$10.0 million. Atlantic Power and its subsidiaries assumed the management of the Partnership upon closing and entered into a transitional services agreement with Capital Power Corporation for a term of six to twelve months following closing to facilitate and support the integration of the Partnership into Atlantic Power.

Note 2. Basis of Pro Forma Presentation

        The pro forma statement of operations was derived from historical consolidated statements of operations of Atlantic Power and the Partnership. Certain reclassifications have been made to the historical statement of operations of the Partnership to conform with Atlantic Power's presentation. This resulted in income statement adjustments to operating revenues, operating expenses, other income and deductions.

        The historical consolidated statements of operations have been adjusted in the pro forma statement of operations to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The following matters have not been reflected in the pro forma statement of operations as they do not meet the aforementioned criteria.

  •
  Cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the transaction with the Partnership. The timing and effect of actions associated with integration are currently uncertain.

        The pro forma statement of operations was prepared using the acquisition method of accounting under GAAP and the regulations of the SEC. Atlantic Power has been treated as the acquirer in the transaction for accounting purposes. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at fair value as of the acquisition date. In addition, acquisition accounting establishes that the consideration transferred be measured at the closing date of the transaction at the then-current market price. Since acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement, the pro forma statement of operations is preliminary and has been prepared solely for the purpose of providing unaudited pro forma condensed combined consolidated financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying. The pro forma statement of operations has been presented for informational purposes only and is not necessarily indicative of what the combined company's results of operations would have been had the transaction been completed on the date indicated. In addition, the pro forma statement of operations does not purport to project the future results of operations or financial position of the combined company.

Note 3. Significant Accounting Policies

        Based upon Atlantic Power's initial review of the Partnership's summary of significant accounting policies, as disclosed in the Partnership's consolidated historical financial statements elsewhere in this Prospectus, as well as on preliminary discussions with the Partnership's management, the pro forma condensed combined consolidated statements of operations assume there will be certain adjustments necessary to conform the Partnership's accounting policies under International Financial Reporting Standards ("IFRS") to Atlantic Power's accounting policies under U.S. GAAP. Upon completion of the transaction and a more comprehensive comparison and assessment, differences may be identified that would necessitate changes to the Partnership's future accounting policies and such changes could result in material differences in future reported results of operations and financial position for the Partnership as compared to historically reported amounts.

Note 4. Estimated Purchase Price and Preliminary Purchase Price Allocations

        Our acquisition of the Partnership is accounted for under the acquisition method of accounting as of the transaction closing date. The purchase price allocation for the business combination is estimated as follows (in thousands):

Fair value of consideration transferred:
Cash	$601,766
Equity	407,424

Total purchase price	$1,009,190

Preliminary purchase price allocation
Working capital	$37,951
Property, plant and equipment	1,024,015
Intangibles	554,679
Other long-term assets	224,295
Long-term debt	(621,551)
Other long-term liabilities	(155,489)
Deferred tax liability	(164,539)

Total identifiable net assets	899,361
Preferred shares	(221,304)
Goodwill	331,133

Total purchase price	1,009,190
Less cash acquired	(22,683)

Cash paid, net of cash acquired	$986,507

        The purchase price was computed using the Partnership's outstanding units as of June 30, 2011, adjusted for the exchange ratio at November 4, 2011. The purchase price reflects the market value of our common shares issued in connection with the transaction based on the closing price of our common shares on the Toronto Stock Exchange on November 4, 2011.

Note 5. Pro Forma Adjustments to Financial Statements

        The pro forma adjustments included in the pro forma statement of operations are as follows:

        (a)   Atlantic Power and the Partnership historical presentation—Based on the amounts reported in the consolidated statements of operations of Atlantic Power for the year ended December 31, 2011 and the consolidated statements of operations of the Partnership for the period from January 1, 2011 to November 5, 2011. Certain financial statement line items included in the Partnership's historical presentation have been reclassified to corresponding line items included in Atlantic Power's historical presentation. These reclassifications had no impact on the historical operating income or net income from continuing operations reported by the Partnership.

        (b)   The Partnership conversion to US dollars—Based on the amounts reported in the historical consolidated statement of operations of the Partnership for the period from January 1, 2011 to November 5, 2011. The amounts have been converted from Canadian dollars to US dollars using average exchange rates for the applicable periods. The adjustments to revenues and expenses were not material to the Partnership's consolidated income statement.

        (c)   The Partnership conversion to U.S. GAAP—Based on the amounts reported in the consolidated statement of operations of the Partnership for the period from January 1, 2011 to November 5, 2011. Certain financial statement line items included in the Partnership's historical presentation have been reclassified or adjusted to conform to U.S. GAAP presentation. For the period from January 1, 2011 to

November 5, 2011, the Partnership statements conform to the IFRS. The adjustments to revenues and expenses were not material to the Partnership's consolidated income statement.

        (d)   Power Purchase Agreements and Plants—The pro forma statement of operations includes pro forma adjustments to reflect the increase in expense resulting from the amortization of the valuation adjustment related to the Partnership's intangibles and the depreciation of the plants.

        (e)   Debt and Equity issuance—The pro forma statement of operations includes pro forma adjustments to reflect the net incremental interest expense resulting from Atlantic Power's issuance of 9% Senior Notes due 2018, the proceeds of which were used to partially fund the cash portion of the purchase price, and amortization of deferred financing costs of $36.0 million and $1.1 million for the year ended December 31, 2011.

        (f)    Income Tax Benefit:    For purposes of the unaudited pro forma condensed combined consolidated statement of operations, tax benefits are provided at the Canadian enacted statutory rate of 25%. This rate does not reflect Atlantic Power's effective tax rate, which includes other tax items, such as non-deductible items, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common shares as of April 27, 2012 with respect to:

  •
  each person (including any "group" of persons as that term is used in Section 13(d)(3) of the Exchange Act) who is known to us to be the beneficial owner of more than 5% of our outstanding common shares (none as of April 27, 2012);

  •
  each of our directors;

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  each of our named executive officers; and

  •
  all of our current directors and executive officers as a group.

        The address of each beneficial owner listed in the following table is c/o Atlantic Power Corporation, 200 Clarendon Street, Floor 25, Boston, MA 02116.

        Except as otherwise indicated in the footnotes to the following table, we believe, based on the information provided to us, that the persons named in the following table have sole voting and investment power with respect to the shares they beneficially own, subject to applicable community property laws.

Name of beneficial owner	Number of common shares beneficially owned		Percentage of common shares beneficially owned(1)
Directors and named executive officers
Irving R. Gerstein	10,579	(2)	*
Kenneth M. Hartwick	63,676	(2)	*
John A. McNeil	12,679	(2)	*
R. Foster Duncan	2,612	(2)	*
Holli Ladhani	4,967	(2)	*
Barry E. Welch	454,004	(3)	*
Patrick J. Welch(4)	89,205		*
Lisa J. Donahue	—		*
Paul H. Rapisarda	164,058	(3)	*
William B. Daniels	22,255	(3)	*
John J. Hulburt	24,701	(3)	*
All directors and executive officers as a group (10 persons)(5)	759,531		*

Notes:

*
Less than 1%

(1)
The applicable percentage ownership is based on 113,680,643 common shares issued and outstanding as of April 27, 2012.

(2)
Common shares beneficially owned include units held in our deferred share unit plan of 179 for Irving R. Gerstein, 61,676 for Kenneth M. Hartwick, 179 for John A. McNeil, 1,112 for R. Foster Duncan and 4,967 for Holli Ladhani.

(3)
Common shares beneficially owned include unvested notional shares granted under our long-term incentive plan of 171,147 for Barry E. Welch, 95,407 for Paul H. Rapisarda, 21,322 for William B. Daniels and 18,701 for John J. Hulburt.

(4)
Patrick J. Welch is no longer employed by us. Information with respect to Patrick J. Welch's beneficial ownership is as of June 10, 2011, the date of his resignation from the Company.

(5)
Patrick J. Welch is not included in this group.

 DESCRIPTION OF CONCURRENT OFFERING OF CONVERTIBLE DEBENTURES

        The following description is a summary of certain material provisions of the convertible debentures we are offering in a concurrent offering and the indenture (as supplemented) that governs the convertible debentures. It does not purport to be complete. This summary is subject to and is qualified by reference to the provisions of such indenture, including the definitions of the terms used in such indenture.

        Concurrently with this offering, we are offering Cdn$            in aggregate principal amount of        % Series C convertible unsecured subordinated debentures due                         . We have also granted the underwriters of the convertible debentures a 30-day option to purchase up to Cdn$            in aggregate principal amount of the convertible debentures to cover over-allotments, if any. The convertible debentures and our common shares issuable upon conversion of the convertible debentures are being registered in the United States under the Securities Act and qualified for distribution in certain provinces and territories of Canada under the applicable securities laws of such provinces and territories. The debentures will rank subordinate to all of our existing and future senior secured and senior unsecured indebtedness, including trade creditors, and will rank pari passu to any future subordinated unsecured indebtedness.

        The debentures will be convertible into our common shares at the option of the holder at any time prior to the close of business on the earlier of                        ,                         and the business day immediately preceding the date specified by us for redemption of the debentures, at a conversion price of Cdn$            per common share, being a ratio of approximately                         common shares per Cdn$1,000 principal amount of debentures, subject to adjustment upon the occurrence of certain events. Under certain circumstances, the Company may, at its option, elect to satisfy its obligation to repay the principal amount of the debentures by issuing and delivering common shares to the holders of the convertible debentures.

        The convertible debentures are being offered by means of a separate prospectus, and not this prospectus. The completion of this offering of common shares is not subject to the completion of the concurrent offering of convertible debentures and the completion of the concurrent offering of convertible debentures is not subject to the completion of this offering.

DESCRIPTION OF COMMON SHARES

        The following summary description sets forth some of the general terms and provisions of our common shares. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common shares, you should refer to the provisions of our Articles of Continuance, which we refer to as our "Articles."

        The last reported sale price of our common shares on the TSX on May 7, 2012 was C$14.00 per common share, and the last reported sale price of our common shares on the NYSE on May 7, 2012 was $14.11 per common share.

Common shares

        Our Articles authorize an unlimited number of common shares. At the close of business on May 2, 2012, 113,680,643 of our common shares were issued and outstanding.

        Our common shares are listed on the TSX under the symbol "ATP" and on the NYSE under the symbol "AT." Holders of our common shares are entitled to receive dividends as and when declared by our board of directors and are entitled to one vote per common share on a vote by poll, or one vote per person present who is a shareholder or a proxy holder for a vote by show of hands, in each case with respect to all matters to be voted on at meetings of shareholders. We are limited in our ability to pay dividends on our common shares by restrictions under the Business Corporations Act (British Columbia), which we refer to as the "BC Act," relating to our solvency before and after the payment of a dividend. Holders of our common shares have no preemptive, conversion or redemption rights and are not subject to further assessment by us.

        Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of common shares are entitled to share ratably in the remaining assets available for distribution, after payment of liabilities.

        Holders of our common shares will have one vote for each common share held at meetings of our common shareholders on a vote by poll, and one vote per person present who is a shareholder or a proxy holder for a vote by show of hands.

        Pursuant to our Articles and the provisions of the BC Act, certain actions that may be proposed by us require the approval of our shareholders. We may, by special resolution and subject to our Articles, increase our authorized capital by such means as creating shares with or without par value or increasing the number of shares with or without par value. We may, by special resolution and subject to the BC Act, alter our Articles to subdivide, consolidate, change from shares with par value to shares without par value or from shares without par value to shares with par value or change the designation of all or any of our shares. We may also, by special resolution and subject to the BC Act, alter our Articles to create, define, attach, vary, or abrogate special rights or restrictions to any shares. Under the BC Act and our Articles, a special resolution is a resolution passed at a duly-convened meeting of shareholders by not less than two-thirds of the votes cast in person or by proxy at the meeting, or a written resolution consented to by all shareholders who would have been entitled to vote at the meeting of shareholders.

Certain provisions of our Articles and the BC Act

        We are governed by the BC Act. Our Articles contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of our company by means of a tender offer, a proxy contest or otherwise.

Advance notice procedures

        Our Articles establish an advance notice procedure for "special business" and shareholder proposals to be brought before a meeting of shareholders. For special business, advance notice describing the special business to be discussed at the meeting must be provided and that notice must include any documents to be approved or ratified as an addendum or state that such document will be available for inspection at our records office or other reasonably accessible location. Shareholders at an annual meeting may not consider proposals or nominations that are not specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a shareholder of record on the record date for the meeting or a proxyholder who is entitled to vote at the meeting.

Advance notice procedures

        Under the BC Act, shareholders may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office. The notice must include information on the business the shareholder intends to bring before the meeting. These provisions could have the effect of delaying until the next shareholder meeting shareholder actions that are favored by the holders of a majority of our outstanding voting securities.

Shareholder requisitioned meeting

        Under the BC Act, shareholders holding 1/20 of our outstanding common shares may request the directors to call a general meeting of shareholders to deal with matters that may be dealt with at a general meeting, including election of directors. If the directors do not call the meeting within the timeframes specified in the BC Act, the shareholder can call the meeting and we must reimburse the costs.

Removal of directors and increasing board size

        Under our Articles, directors may be removed by shareholders by passing an ordinary resolution of a simple majority of shareholders with the right to vote on such resolution. Further, under our Articles and subject to the BC Act, the directors may appoint additional directors up to one-third of the directors elected by the shareholders.

Canadian securities laws

        We are a reporting issuer in each of the provinces and territories of Canada and therefore subject to the securities laws in each such province and territory. Canadian securities laws require reporting of share purchases and sales by shareholders acquiring beneficial ownership of, or the power to exercise control or direction over, 10% or more of our common shares, including certain prescribed public disclosure of their intentions for their holdings. Canadian securities laws also govern how any offer to acquire 20% or more of our equity or voting shares must be conducted. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof. This summary is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding securities law in the provinces and territories of Canada.

Transfer agent and registrar

        Computershare Investor Services Inc. and Computershare Trust Company, N.A. serve as our transfer agents and registrars for our common shares.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following general summary describes certain U.S. federal income tax considerations for U.S. Holders (as defined below) of our common shares. This summary does not address all of the tax considerations that may be relevant to certain types of U.S. Holders subject to special treatment under U.S. federal income tax laws, such as:

  •
  persons who do not hold common shares as capital assets;

  •
  dealers in securities or currencies;

  •
  financial institutions;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  tax-exempt entities (including private foundations);

  •
  qualified retirement plans, individual retirement accounts, and other tax-deferred accounts;

  •
  insurance companies;

  •
  persons holding common shares as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  persons that own, directly, indirectly or as a result of certain constructive ownership rules, common shares representing 10% or more of the voting power in Atlantic Power;

  •
  traders in securities that elect to use a mark-to-market method of accounting;

  •
  persons liable for alternative minimum tax;

  •
  U.S. Holders whose "functional currency" is not the U.S. dollar; or

  •
  U.S. tax expatriates and certain former citizens and long-term residents of the United States.

        This summary is based upon the provisions of the United States Internal Revenue Code of 1986 (as amended, the "Code"), the United States Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Code and the United States Treasury Regulations, all as currently in effect, and all subject to differing interpretations or change, possibly on a retroactive basis. This summary does not address any estate, gift, state, local, non-U.S. or other tax consequences, except as specifically provided herein.

        For purposes of this summary, a "U.S. Holder" means a person that holds common shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the U.S. (as determined under U.S. federal income tax rules);

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has in effect a valid election under applicable United States Treasury Regulations to be treated as a U.S. person.

        If a partnership or an entity treated as a partnership for U.S. federal income tax purposes holds common shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships or a partner in a partnership holding common shares should consult their own tax advisor regarding the consequences of the ownership and disposition of common shares by the partnership.

        The following summary is of a general nature only and is not a substitute for careful tax planning and advice. U.S. Holders of common shares are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of the issues discussed herein, in light of their particular circumstances, as well as any considerations arising under the laws of any foreign, state, local or other taxing jurisdiction.

Taxation of distributions on common shares

        The gross amount (i.e., before Canadian withholding tax) of distributions to a U.S. Holder on our common shares (other than distributions in liquidation or in redemption of stock that are treated as exchanges) will be treated as a dividend, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend will be includible in a U.S. Holder's gross income on the day actually or constructively received. Distributions to a U.S. Holder in excess of earnings and profits will be treated first as a return of capital that reduces a U.S. Holder's tax basis in such common shares (thereby increasing the amount of gain or decreasing the amount of loss that a U.S. Holder would recognize on a subsequent disposition of our common shares), and then as gain from the sale or exchange of such common shares.

        Non-corporate U.S. Holders will generally be eligible for the preferential U.S. federal rate on qualified dividend income for tax years beginning on or before December 31, 2012, provided that we are a "qualified foreign corporation," the stock on which the dividend is paid is held for a minimum holding period, and other requirements are satisfied.

        A qualified foreign corporation includes a foreign corporation that is not a PFIC (as defined below) in the year of the distribution or in the prior tax year and that is eligible for the benefits of an income tax treaty with the United States, if such treaty contains an exchange of information provision and the United States Treasury Department has determined that the treaty is satisfactory for purposes of the legislation. Based on current law and applicable administrative guidance, our dividends paid before December 31, 2012 should be eligible for treatment as qualified dividend income, provided the holding period and other requirements are satisfied. In the absence of intervening legislation, dividends received by a U.S. Holder after tax years beginning on or after December 31, 2012 will be taxed to such Holder at ordinary income rates.

        Distributions to U.S. Holders generally will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

        A U.S. Holder will be taxed on the U.S. dollar value of any Canadian dollars received as dividends, generally determined at the spot rate as of the date the payment is actually or constructively received. No currency exchange gain or loss will be recognized by a U.S. Holder on such dividend payments if the Canadian dollars are converted into U.S. dollars on the date received at that spot rate. Any gain or loss on a subsequent conversion or other disposition of Canadian dollars generally will be treated as U.S.-source ordinary income or loss.

Taxation of sale, exchange or other taxable disposition of common shares

        Upon the sale, exchange or other taxable disposition of a common share, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or other disposition and such U.S. Holder's tax basis in the common share. The amount realized on the sale, exchange or other taxable disposition of the common shares will be the U.S. dollar value of any Canadian dollars received in the transaction, which is determined for cash basis taxpayers on the settlement date for the transaction and for accrual basis taxpayers on the trade date (although accrual basis taxpayers can also elect the settlement date). Any such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder's holding period for the common shares transferred exceeds one year on the date of the sale or disposition. Long-term capital gains of non-corporate U.S. Holders derived with respect to the disposition of common shares are currently subject to tax at reduced rates. The deductibility of capital losses is subject to several limitations. Any gain or loss realized on a subsequent conversion or other disposition of Canadian dollars will be ordinary gain or loss.

Disclosure of reportable transactions

        If a U.S. Holder sells or disposes of the common shares at a loss or otherwise incurs certain losses that meet certain thresholds, such U.S. Holder may be required to file a disclosure statement with the IRS. For U.S. Holders that are individuals or trusts, there is a special reporting requirement threshold for foreign currency losses, which is US$50,000. Failure to comply with these and other reporting requirements could result in the imposition of significant penalties.

Foreign tax credit limitations

        U.S. Holders may be subject to Canadian withholding tax on payments made with respect to the common shares. Subject to certain conditions and limitations, such withholding taxes may be treated as foreign taxes eligible for credit against a U.S. Holder's U.S. federal income tax liability. Such credit may not be available to U.S. Holders owning the common shares in a non-taxable account. Additionally, foreign taxes may not be eligible to the extent they could have been reduced pursuant to an income tax treaty.

        It is possible that we are, or at some future time will be, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S.-source income (rather than foreign-source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S.-source income. The effect of this rule may be to treat a portion of any dividends we pay as U.S.- source income. Treatment of the dividends as U.S.-source income in whole or in part may limit a U.S. Holder's ability to claim a foreign tax credit for the Canadian withholding taxes payable in respect of the dividends. Subject to certain limitations, the Code permits a U.S. Holder entitled to benefits under the U.S.-Canadian income tax treaty to elect to treat any Company dividends as foreign-source income for foreign tax credit purposes. U.S. Holders should consult their own tax advisors about the desirability of making, and the method of making, such an election.

        The rules governing foreign tax credits are complex. U.S. Holders are urged to consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Passive foreign investment company

        A foreign corporation is a passive foreign investment company ("PFIC") within the meaning of Section 1297 of the Code if, during any taxable year, (i) 75% or more of its gross income consists of certain types of passive income, or (ii) the average value (or basis in certain cases) of its passive assets (generally assets that generate passive income) is 50% or more of the average value (or basis in certain cases) of all of its assets. If we were a PFIC while a taxable U.S. Holder held common shares, the PFIC rules could have the effect of subjecting such U.S. Holder to an interest charge on any deferred taxation and taxing gain upon the sale of our common shares as ordinary income. In addition, under recently enacted legislation each U.S. Holder of a PFIC is required to file an annual report containing such information as the U.S. Department of the Treasury may require. The reporting requirements imposed by this new legislation have been suspended until the IRS issues the revised form necessary to report the requisite information, but following the release of such revised form, affected U.S. Holders will have to attach the form for the suspended tax year to their next return to be filed with the IRS. If we were classified as a PFIC in any year with respect to which a U.S. Holder owns common shares, we would continue to be treated as a PFIC with respect to the U.S. Holder in all succeeding years during which the U.S. Holder owns common shares, regardless of whether we continue to meet the tests described above. However, if we ceased to be a PFIC, a U.S. Holder of our common shares could avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to our common shares.

        We do not believe we are a PFIC and we do not expect to become a PFIC. If our income or asset composition were to become more passive (including through the acquisition of assets that generate passive income, or minority investments in stock of corporations), we could potentially become a PFIC. Our PFIC status for any taxable year may also depend upon the extent to which our revenue is subject to special PFIC rules with respect to "commodities," an analysis that raises uncertainties in application and interpretation. Additionally, if we were a PFIC and were to form or acquire non-U.S. subsidiaries that are treated as corporations for U.S. tax purposes, such subsidiaries could potentially be PFICs. If we owned a subsidiary that is a PFIC, then taxable U.S. Holders could be adversely affected as a result of their indirect ownership of stock in any subsidiary of ours that is a PFIC.

Information reporting and backup withholding

        In general, information reporting requirements will apply to payments with respect to common shares paid to a U.S. Holder other than certain exempt recipients (such as corporations). Backup withholding will apply to such payments if such U.S. Holder fails to provide a taxpayer identification number or certification of other exempt status or fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability provided the required information is furnished by such U.S. Holder to the IRS in a timely manner. A U.S. Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

        In addition, for taxable years beginning after March 18, 2010, certain U.S. Holders who are individuals who hold certain foreign financial assets (which may include common shares) are required to report information relating to such assets, subject to certain exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of common shares.

Additional tax on passive income

        Certain U.S. Holders that are individuals, estates or trusts will be required to pay up to an additional 3.8% tax on, among other things, dividends and capital gains for taxable years beginning after December 31, 2012. Such tax will apply to dividends and to capital gains from the sale or other disposition of our common shares. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of common shares.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations thereunder (collectively, the "Tax Act") to a holder that acquires our common shares pursuant to the offering and that, for the purposes of the Tax Act and the Canada-United States Income Tax Convention (the "Canadian Treaty"), at all relevant times (a) is a resident of the United States and is not resident, or deemed to be resident, in Canada, (b) holds the common shares as capital property, (c) deals at arm's length with the Company, (d) is not affiliated with the Company, and (e) does not use or hold and is not deemed to use or hold the common shares in connection with a trade or business that the prospective purchaser carries on, or is deemed to carry on, in Canada at any time (a "U.S. Holder"). For the purpose of the Tax Act, related persons (as defined therein) are deemed not to deal at arm's length, and it is a question of fact whether persons not related to each other deal at arm's length. Special rules which are not discussed in this summary may apply to "financial institutions" (as defined in the Tax Act), to a U.S. Holder that is an insurer carrying on an insurance business in Canada and elsewhere and to an "authorized foreign bank" (as defined in the Tax Act) and, accordingly, such persons should consult their own tax advisors.

        Limited liability companies ("LLCs") that are not taxed as corporations pursuant to the provisions of the Code do not qualify as resident in the U.S. for purposes of the Canadian Treaty. Under the Canadian Treaty, a resident of the U.S. that is a member of such an LLC and is otherwise eligible for benefits under the Canadian Treaty may generally be entitled to claim benefits under the Canadian Treaty in respect of income, profits or gains derived through the LLC.

        The Canadian Treaty includes limitation on benefits rules that restrict the ability of certain persons that are resident in the U.S. for purposes of the Canadian Treaty to claim any or all benefits under the Canadian Treaty. U.S. Holders should consult their own tax advisors with respect to their eligibility for benefits under the Canadian Treaty, having regard to these rules.

        This summary is of a general nature only and is based upon the facts set out herein, the provisions of the Tax Act, the Canadian Treaty and the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA"), all in effect as of the date hereof. This summary is based on the assumption that the common shares issuable will at all relevant times be listed on the Toronto Stock Exchange. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof. There can be no assurance that any such proposals will be implemented in their current form or at all. This summary does not otherwise take into account or anticipate any changes in law or in the administrative policies and assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, and does not take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

        This summary is not exhaustive of all possible Canadian federal tax considerations applicable to an investment in common shares. Moreover, the Canadian tax consequences of acquiring, holding or disposing of common shares will vary depending on the U.S. Holder's particular circumstances. Accordingly, this summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any prospective purchaser and no representation with respect to the tax consequence to any particular U.S. Holder is made. Prospective investors should consult their own tax advisors with respect to the Canadian tax consequences of an investment in common shares based on their particular circumstances.

        Prospective investors may also be subject to certain Canadian provincial or territorial tax consequences as a result of acquiring, holding or disposing of common shares. Accordingly, prospective investors are urged to consult with their tax advisors for advice with respect to Canadian provincial or territorial tax consequences of an investment in common shares based on their particular circumstances.

        For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of common shares, including income, gain or profit, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise in accordance with the detailed rules in the Tax Act.

Dividends on common shares

        Dividends paid or credited on the common shares, or deemed under the Tax Act to be paid or credited on the common shares, to a U.S. Holder will generally be subject to Canadian withholding tax at the rate of 25%, unless the rate is reduced under the provisions of an applicable tax treaty. Under the Canadian Treaty, the withholding tax rate in respect of a dividend paid to a U.S. Holder that is the beneficial owner of the dividend and entitled to full benefits under the Canadian Treaty, is generally reduced to 15%.

Disposition of common shares

        A U.S. Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such U.S. Holder on a disposition of common shares unless the common shares constitute "taxable Canadian property" (as defined in the Tax Act) of the U.S. Holder at the time of disposition and the U.S. Holder is not entitled to relief under an applicable tax treaty. Where the common shares are listed on a designated stock exchange for purposes of the Tax Act (which currently includes both the TSX and the NYSE) at a particular time, the common shares will not constitute taxable Canadian property to a U.S. Holder at such time provided that at any time during the sixty-month period that ends at that time, either: (a) the U.S. Holder, persons with which the U.S. Holder does not deal at arm's length, or the U.S. Holder together with all such persons, have not owned 25% or more of any class or series of shares of the capital stock of the Company; or (b) such common shares did not derive, directly or indirectly, more than 50% of their fair market value from one or any combination of (i) real or immovable property situated in Canada, (ii) "Canadian resource properties" (as defined in the Tax Act), (iii) "timber resource properties" (as defined in the Tax Act), and (iv) options or interests in respect of property described in (i), (ii) and (iii).

        In the event that the common shares constitute or are deemed to constitute taxable Canadian property to any U.S. Holder, the Canadian Treaty (or other applicable tax treaty or convention) may exempt the U.S. Holder from tax under the Tax Act in respect of the disposition thereof. U.S. Holders whose common shares may be taxable Canadian property should consult with their own tax advisors for advice having regard to their particular circumstances.

 UNDERWRITING

        We are offering the common shares described in this prospectus through the underwriters named below.                        and                         are the joint book-running managers of this offering and the representatives of the underwriters (the "Representatives"). We have entered into an underwriting agreement (the "Underwriting Agreement") with the Representatives. Subject to the terms and conditions of the Underwriting Agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of common shares listed next to its name in the following table.

Underwriters	Number of shares

Total

        The Underwriting Agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        Our common shares are offered subject to a number of conditions, including:

  •
  receipt and acceptance of our common shares by the underwriters, and

  •
  the underwriters' right to reject orders in whole or in part.

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-Allotment option

        We have granted the underwriters an option to buy up to an aggregate of            additional common shares. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Commissions and discounts

        Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the public offering price. Sales of shares may be made in other jurisdictions by affiliates of the underwriters. If all the shares are not sold at the public offering price, the Representatives may change the offering price and the other selling terms. Upon execution of the Underwriting Agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

        The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional common shares.

	No exercise	Full exercise
Per share	$	$
Total	$	$

        We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $             million.

No sales of similar securities

        We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of the Representatives, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common shares or securities convertible into or exchangeable or exercisable for our common shares. These restrictions will be in effect for a period of 90 days after the date of this prospectus. At any time and without public notice, the Representatives may, in their sole discretion, release some or all of the securities from these lock-up agreements.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NYSE and TSX stock market listings

        Our common shares are listed on the NYSE under the symbol "AT" and on the TSX under the symbol "ATP."

Price stabilizations, short positions

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  purchases to cover positions created by short sales;

  •
  imposition of penalty bids; and

  •
  syndicate covering transactions.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. These transactions may also include making short sales of our common shares, which involve the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering, and purchasing common shares on the open market to cover positions created by short sales. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked short sales," which are short positions in excess of that amount.

        The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

        Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchased in this offering.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NYSE, the TSX, in the over-the-counter market or otherwise.

Affiliations

        Certain of the underwriters and their affiliates have in the past provided, are currently providing and may in the future from time to time provide, investment banking and other financing, trading, banking, research, transfer agent and trustee services to us or our subsidiaries, for which they have in the past received, and may currently or in the future receive, customary fees and expenses.

NOTICE TO INVESTORS

Notice to prospective investors in the European Economic Area

        In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), an offer to the public of our securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  a)
  to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our securities;

  b)
  to any legal entity which has two or more of: (1) an average of at least 250 employees during the last (or, in Sweden, the last two) financial year(s); (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last (or, in Sweden, the last two) annual or consolidated accounts; or

  c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

        As used above, the expression "offered to the public" in relation to any of our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase or subscribe for our securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to prospective investors in the United Kingdom

        This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as "relevant persons"). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to prospective investors in Switzerland

        This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to prospective investors in Australia

        This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

        The securities are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

        This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Notice to prospective investors in Hong Kong

        Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Japan

        Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

        This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore ("SFA"). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

        Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

  (i)
  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

  (ii)
  where no consideration is given for the transfer; or

  (iii)
  where the transfer is by operation of law.

        In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

LEGAL MATTERS

        Certain legal matters relating to the issue and sale of the common shares offered hereby will be passed upon for us by Goodmans. Goodwin Procter LLP is acting as U.S. counsel to Atlantic Power in this offering.

 EXPERTS

        The consolidated financial statements and financial statement schedule of Atlantic Power Corporation as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 appearing in Atlantic Power's Annual Report on Form 10-K for the year ended December 31, 2011, as amended (including the schedule appearing therein), have been so incorporated by reference herein in reliance upon the reports of the United States and Canadian firms of KPMG LLP, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

        The financial statements of Chambers Cogeneration Limited Partnership as of December 31, 2010 and for the year then ended incorporated in this registration statement by reference to Atlantic Power's Annual Report on Form 10-K for the year ended December 31, 2011, as amended, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Chambers Cogeneration Limited Partnership restatement of its financial statements as described in the Restatement of Previously Issued Financial Statements section of Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Capital Power Income L.P. as of December 31, 2010 and 2009 and for each of the years in the three year period ended December 31, 2010, incorporated by reference into this registration statement by reference to Atlantic Power's Current Report on Form 8-K/A filed with the SEC on December 20, 2011, have been so incorporated by reference herein in reliance on the report of the Canadian firm of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

        We are "incorporating by reference" into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The documents that we incorporate disclose important information that each prospective purchaser should consider when deciding whether to invest in the common shares. We incorporate the documents listed below:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, as amended;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 7, 2012;

  •
  our annual Proxy Statement on Schedule 14A relating to our annual meeting of shareholders, filed with the SEC on April 30, 2012 (with respect to those portions incorporated by reference into our 2011 Annual Report on Form 10-K);

  •
  our Current Reports on Form 8-K filed with the SEC on February 3, 2012, March 2, 2012 and April 5, 2012, except, in any such cases, the portions furnished and not filed pursuant to Item 7.01 or otherwise;

  •
  the audited consolidated financial statements of Capital Power Income L.P. and its subsidiaries as of December 31, 2010 and 2009 and for each of the three years ended December 31, 2010, 2009 and 2008, and the notes related thereto, filed as Exhibit 99.1 to our Current Report on Form 8-K/A, filed with the SEC on December 20, 2011; and

  •
  the unaudited condensed interim consolidated financial statements of Capital Power Income L.P. and its subsidiaries as of and for the three and nine months ended September 30, 2011 and 2010 and the notes related thereto, filed as Exhibit 99.2 to our Current Report on Form 8-K/A, filed with the SEC on December 20, 2011.

        You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following: Atlantic Power Corporation, 200 Clarendon Street, Floor 25, Boston, Massachusetts 02116. Our telephone number is (617) 977-2400.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement under the Securities Act that registers the offer and sale of the securities offered by this prospectus. This prospectus is part of the registration statement, but the registration statement, including the accompanying exhibits included or incorporated by reference therein, contains additional relevant information about us. We have also filed a registration statement under the Securities Act that registers the convertible debentures that we are offering concurrently herewith.

        We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement containing this prospectus and the registration statement with respect to the registration of the common shares, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov and on our website at http://www.atlanticpower.com. We have included the SEC's web address and our web address as inactive textual references only. Our website is not incorporated into, and does not constitute a part of, this prospectus or any other report or documents we file with or furnish to the SEC.

            Shares

Common Shares

PROSPECTUS

Book-Running Manager(s)

Co-Manager(s)

                        , 2012

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated costs and expenses payable by the registrant in connection with the registration of securities being registered under this registration statement. All amounts except the SEC registration fee and FINRA filing fee are estimates.

SEC registration fee		$14,325
FINRA filing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and related expenses		*
Transfer agent fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*
To be furnished by amendment

Item 14.    Indemnification of Directors and Officers.

        Under the Business Corporations Act (British Columbia), which we refer to as the "BC Act," we may indemnify a present or former director or officer or a person who acts or acted at our request as a director or officer of another corporation or one of our affiliates, and his or her heirs and personal representatives, against all costs, charges and expenses, including legal and other fees and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or her including an amount paid to settle an action or satisfy a judgment in respect of any legal proceeding or investigative action to which he or she is made a party by reason of his or her position and provided that the director or officer acted honestly and in good faith with a view to the best interests of Atlantic Power Corporation or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his or her conduct was lawful. Other forms of indemnification may be made with court approval.

        In accordance with our Articles, we shall indemnify every director or former director, or may, subject to the BC Act, indemnify any other person. We have entered into indemnity agreements with our directors and executive officers, whereby we have agreed to indemnify the directors and officers to the extent permitted by our Articles and the BC Act.

        Our Articles permit us, subject to the limitations contained in the BC Act, to purchase and maintain insurance on behalf of any person, as the board of directors may from time to time determine. Our directors and officers liability insurance coverage consists of three policies with aggregate limits of $50 million.

        The foregoing summaries are necessarily subject to the complete text of the statute and our Articles, and the arrangements referred to above are qualified in their entirety by reference thereto.

Item 15.    Recent Sales of Unregistered Securities.

        Since May 1, 2009, we have issued 352,320 IPSs and/or common shares to three employees pursuant to our long term incentive program ("LTIP"). These issuances were exempt from registration either pursuant to Rule 701 under the Securities Act, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering.

        On November 27, 2009, we completed the conversion of all of our IPSs to common shares. The exchange of IPSs for common shares was exempt from registration pursuant to Section 3(a)(10) of the Securities Act, which exempts offers and sales of securities in exchange transactions where a reviewing court or authorized governmental entity approves the fairness of the exchange following an open hearing. The IPSs were exchanged for common shares and the Supreme Court of British Columbia approved the terms and conditions of the exchange after a hearing upon the fairness of such terms and conditions at which all holders of IPSs had the right to appear.

        In December 2009, we completed a public offering in Canada of an aggregate of C$86.25 million of our 6.25% convertible unsecured subordinated debentures due 2017 in a transaction exempt from registration pursuant to Regulation S under the Securities Act. The terms of the debentures provide that they can be converted into our common shares at the option of the holder at a conversion price of C$13.00 per common share, or approximately 76.9231 common shares per C$1,000 principal amount of debentures, subject to adjustment in accordance with the trust indenture governing the terms of the debentures. The principal underwriter was BMO Nesbitt Burns Inc. and aggregate underwriting commissions were C$3.45 million. We used the net proceeds of the offering principally to redeem all or substantially all of our outstanding 11.0% subordinated notes, and the remainder for general corporate purposes, including acquisitions.

        On November 4, 2011, we completed a private placement of $460 million aggregate principal amount of our 9.0% Senior Notes due 2018 (the "Notes") to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to non-U.S. persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes were issued at an issuance price of 97.471% for aggregate gross proceeds to the Company of $448.0 million. The Notes are governed by the terms of an Indenture, dated as of November 4, 2011 (the "Base Indenture"), by and among the Company, the subsidiaries listed on the signature pages thereto as guarantors and Wilmington Trust, National Association, as trustee (the "Trustee"), as supplemented. We used the net proceeds from the issuance to pay a portion of the cash consideration payable by us in connection with our acquisition of all the outstanding limited partnership units of Capital Power Income L.P. on November 5, 2011 and to repay indebtedness outstanding under the acquired partnership's revolving credit facilities.

Item 16.    Exhibits and Financial Statement Schedules.

        A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17.    Undertakings.

        (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes that:

    (i)
    For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (ii)
    For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (d)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on the 8th day of May, 2012.

ATLANTIC POWER CORPORATION
By:	/s/ BARRY E. WELCH Barry E. Welch President, Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Atlantic Power Corporation, hereby severally constitute Barry E. Welch our true and lawful attorneys with full power sign for us and in our names in the capacities indicated below and in such other capacities as the undersigned may from time to time serve in the future, the registration statement filed herewith and any and all amendments (including post-effective amendments) to said registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and generally to do all such things in our names and in our capacities as officers and directors to enable Atlantic Power Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BARRY E. WELCH Barry E. Welch	President, Chief Executive Officer and Director (principal executive officer)	May 8, 2012
/s/ LISA DONAHUE Lisa Donahue	Interim Chief Financial Officer (principal financial and accounting officer)	May 8, 2012
/s/ IRVING R. GERSTEIN Irving R. Gerstein	Chairman of the Board	May 8, 2012
/s/ KENNETH M. HARTWICK Kenneth M. Hartwick	Director	May 8, 2012

Signature	Title	Date

/s/ RICHARD FOSTER DUNCAN Richard Foster Duncan	Director	May 8, 2012
/s/ JOHN A. MCNEIL John A. McNeil	Director	May 8, 2012
/s/ HOLLI LADHANI Holli Ladhani	Director	May 8, 2012

INDEX TO EXHIBITS

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement
2.1		Plan of Arrangement of Atlantic Power Corporation, dated as of November 24, 2005 (incorporated by reference to our registration statement on Form 10-12B filed on April 13, 2010)
2.2
Arrangement Agreement, dated as of June 20, 2011, among Capital Power Income L.P., CPI Income Services Ltd., CPI Investments Inc. and Atlantic Power Corporation (incorporated by reference to our Current Report on Form 8-K filed on June 24, 2011)
3.1		Articles of Continuance of Atlantic Power Corporation, dated as of June 29, 2010 (incorporated by reference to our registration statement on Form 10-12B filed on July 9, 2010)
4.1		Form of common share certificate (incorporated by reference to our registration statement on Form 10-12B filed on April 13, 2010)
4.2
Trust Indenture, dated as of October 11, 2006 between Atlantic Power Corporation and Computershare Trust Company of Canada (incorporated by reference to our registration statement on Form 10-12B filed on April 13, 2010)
4.3
First Supplemental Indenture to the Trust Indenture Providing for the Issue of Convertible Secured Debentures, dated November 27, 2009, between Atlantic Power Corporation and Computershare Trust Company of Canada (incorporated by reference to our registration statement on Form 10-12B filed on April 13, 2010)
4.4
Trust Indenture Providing for the Issue of Convertible Unsecured Subordinated Debentures, dated as of December 17, 2009, between Atlantic Power Corporation and Computershare Trust Company of Canada (incorporated by reference to our registration statement on Form 10-12B filed on April 13, 2010)
4.5
Form of First Supplemental Indenture to the Trust Indenture Providing for the Issue of Convertible Unsecured Subordinated Debentures, between Atlantic Power Corporation and Computershare Trust Company of Canada (incorporated by reference to our registration statement on Form S-1/A (File No. 33-138856) filed on September 27, 2010)
4.6
Indenture, dated as of November 4, 2011, by and among Atlantic Power Corporation, the Guarantors named therein and Wilmington Trust, National Association (incorporated by reference to our Current Report on Form 8-K filed on November 7, 2011)
4.7		First Supplemental Indenture, dated as of November 5, 2011 (incorporated by reference to our Current Report on Form 8-K filed on November 7, 2011)
4.8		Second Supplemental Indenture, dated as of November 5, 2011 (incorporated by reference to our Current Report on Form 8-K filed on November 7, 2011)
4.9
Registration Rights Agreement, dated as of November 4, 2011, by and among, Atlantic Power Corporation, the Guarantors listed on Schedule A thereto and Morgan Stanley & Co. LLC and TD Securities (USA) LLC, as representatives of the several Initial Purchasers (incorporated by reference to our Current Report on Form 8-K filed on November 7, 2011)
5.1	*	Opinion of Goodmans

Exhibit No.		Description
10.1		Amended and Restated Senior Secured Credit Agreement dated November 4, 2011 among Atlantic Power Corporation and Bank of Montreal, Union Bank, Toronto Dominion and Morgan Stanley (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2011, as filed on February 29, 2012)
10.2		Employment Agreement, dated as of December 31, 2009 between Atlantic Power Corporation and Barry Welch (incorporated by reference to our registration statement on Form 10-12B filed on April 13, 2010)
10.3
Employment Agreement, dated as of December 31, 2009 between Atlantic Power Corporation and Paul Rapisarda (incorporated by reference to our registration statement on Form 10-12B filed on April 13, 2010)
10.4		Deferred Share Unit Plan, dated as of April 24, 2007 of Atlantic Power Corporation (incorporated by reference to our registration statement on Form 10-12B filed on April 13, 2010)
10.5		Third Amended and Restated Long-Term Incentive Plan (incorporated by reference to our registration statement on Form 10-12B filed on July 9, 2010)
10.6		Fourth Amended and Restated Long-Term Incentive Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2011, as filed on February 29, 2012)
21.1		Subsidiaries of Atlantic Power Corporation (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2011, as filed on February 29, 2012)
23.1	*	Consent of Goodmans
23.2	**	Consent of KPMG LLP
23.3	**	Consent of KPMG LLP
23.4	**	Consent of PricewaterhouseCoopers LLP
23.5	**	Consent of KPMG LLP
24.1		Powers of Attorney, included on signature page hereto

*
To be filed by amendment.

**
Filed herewith.